NEWS RELEASE

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Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
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FOR IMMEDIATE RELEASE

Medtronic Board appoints Greg Lewis as new Director

DUBLIN, June 26, 2023 -- Medtronic announced today that its Board of Directors appointed Greg Lewis, Senior Vice President and Chief Financial Officer at Honeywell, to the Board. Lewis will serve on the Audit Committee and the Finance and Financial Risk Committee, effective June 26, 2023.

“We are thrilled to have Greg Lewis join our Board. His background in financial leadership across multiple industries will be a strong asset as Medtronic pushes forward a comprehensive transformation that will set us up to deliver on durable growth,” said Geoff Martha, Chairman and CEO of Medtronic.

“I’m honored to join the Medtronic Board of Directors. I believe in the company’s mission to alleviate pain, restore health and extend life,” Lewis said. “I’m excited to bring my experience to bear as they transform the company and move this mission forward.”

Lewis joined Honeywell in 2006 and has held a variety of financial leadership roles across the company, including Vice President of Corporate Finance and CFO of Honeywell’s Automation and Control Solutions (ACS) segment. Lewis started his career at Kraft Foods and went on to roles at Tyco International and the Stanley Works. He received his MBA from Fordham University and a bachelor’s degree in finance from the University of Connecticut.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Dublin, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 90,000+ passionate people across 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE:MDT), visit www.Medtronic.com and follow @Medtronic on Twitter and LinkedIn.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic's periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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